Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-169119

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011

$250,000,000

Barclays ETN+ S&P VEQTORTM ETN

This pricing supplement relates to Barclays ETN+ S&P VEQTORTM Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the S&P 500® Dynamic VEQTOR™ (Volatility EQuity Target Return) Total Return Index (the “Index”). The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee. The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $100

Inception and Issue Dates: The ETNs were first sold on August 31, 2010 (the “inception date”) and were first issued on September 3, 2010 (the “issue date”).

Maturity Date: September 8, 2020.

Secondary Market, CUSIP Number and ISIN: We have listed the ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “VQT”. The CUSIP number for the ETNs is 06740C337 and the ISIN is US06740C3372.

Underlying Index: The return on the ETNs is linked to the performance of the Index. The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts. The Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). The level of the Index is reported on Bloomberg page “SPVQDTR <Index>”.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is any day on which both the S&P 500 TR and the Short-Term VIX TR are calculated.

Daily Index Factor: The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

Early Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any early redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Redemption Date: A redemption date is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Cover Page, continued:

Valuation Date: A valuation date means each index business day from August 31, 2010 to August 31, 2020, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to August 31, 2010 as the “initial valuation date” and August 31, 2020 as the “final valuation date”.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs are sold to the public (or, in the case of ETNs sold through dealers, 100% of the price at which the ETNs are sold to those dealers). Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-9 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent Pending

Pricing Supplement dated May 27, 2011

Issued in denominations of $100.00

TABLE OF CONTENTS

PRICING SUPPLEMENT
PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-9
THE INDEX	PS-18
VALUATION OF THE ETNS	PS-41
SPECIFIC TERMS OF THE ETNS	PS-43
CLEARANCE AND SETTLEMENT	PS-47
USE OF PROCEEDS AND HEDGING	PS-47
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-48
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-51
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT
SUMMARY	S-1
RISK FACTORS	S-6
DESCRIPTION OF MEDIUM-TERM NOTES	S-32
TERMS OF THE NOTES	S-38
INTEREST MECHANICS	S-45
CERTAIN FEATURES OF THE NOTES	S-48
DESCRIPTION OF UNIVERSAL WARRANTS	S-57
TERMS OF THE WARRANTS	S-62
CERTAIN FEATURES OF THE WARRANTS	S-66
REFERENCE ASSETS	S-72
CLEARANCE AND SETTLEMENT	S-114
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-120
PLAN OF DISTRIBUTION	S-122
USE OF PROCEEDS AND HEDGING	S-131
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-132
VALIDITY OF SECURITIES	S-147

PROSPECTUS
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays ETN+ S&P VEQTORTM Exchange Traded Notes (the “ETNs”) linked to the performance of the S&P 500® Dynamic VEQTOR™ (Volatility EQuity Target Return) Total Return Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated May 27, 2011, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index. The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). The Index also incorporates a “stop loss” mechanic that shifts the entire value of the Index to a cash investment under certain exceptional circumstances as described herein.

The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts.

The Index is calculated on a total return basis because its Constituent Indices are total return indices, specifically the S&P 500 TR and the Short-Term VIX TR, and because the Index is based upon interest accrual on the Short-Term VIX TR at the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day, interest accrual on the allocation to cash at the overnight LIBOR rate and reinvestment of dividend income from the stocks underlying the S&P 500 TR. For more information on the S&P 500 TR and the Short-Term VIX TR, see “The Index—The Constituent Indices”.

The Index allocates weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently. The Index also includes a “stop loss” feature, whereby the Index will move into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

The ETNs will be issued in denominations of $100.00.

Inception, Issuance and Maturity

The inception date is August 31, 2010. The ETNs were first issued on September 3, 2010, and each is due on September 8, 2020.

Payment at Maturity or Upon Early Redemption

If you have not previously redeemed your ETNs, you will receive a cash payment per ETN equal to the closing indicative value on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value on the applicable valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $100. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

An “index business day” is any day on which both the S&P 500 TR and the Short-Term Futures VIX TR are calculated.

A “valuation date” means each index business day from August 31, 2010 to August 31, 2020, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five trading days. We refer to August 31, 2010 as the “initial valuation date” and August 31, 2020 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

A “redemption date” is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

We will not pay you interest during the term of the ETNs.

For a further description of how your payment at maturity or redemption will be calculated, see “—Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment – If the level of the Index decreases or does not increase sufficiently to offset any negative effect of the investor fee, you may receive less than your original investment in the ETNs at maturity or upon early redemption.

•

Market and Volatility Risk – The return on the ETNs is linked to the performance of the Index which, in turn, is comprised of the Short-Term VIX TR and the S&P 500 TR. The Short-Term VIX TR seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The level of the S&P 500® Index (of which the S&P 500 TR is a version), the prices of options on the S&P 500® Index and the level of the VIX Index (and, consequently, the value of futures contracts on the VIX Index) may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

•	No Interest Payments – You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist – Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•

You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the S&P 500 TR specifically and the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You seek an investment with a return linked to the performance of the S&P 500 TR and the forward implied volatility of the S&P 500® Index.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

The ETNs may not be a suitable investment for you if:

•

You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the S&P 500 TR specifically and to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•	You believe the value of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Supplemental U.S. Federal Income Tax Considerations” in this pricing supplement.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level for the Index of 100,000.000. We have included two examples in which the Index has increased by approximately 30.49% at maturity, as well as two examples in which the Index has decreased by approximately 83.93% at maturity. These examples highlight the effect of the investor fee in different circumstances. The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Yearly Fee	Days	Principal	Starting Index Level
0.95%	365	$100.00	100,000.000

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	100,000.000	1.00	$0.00	$0.00	$100.00
1	76,005.000	0.76	$0.84	$0.84	$75.17
2	79,275.000	1.04	$0.74	$1.57	$77.70
3	110,388.000	1.39	$0.90	$2.47	$107.91
4	104,451.000	0.95	$1.02	$3.49	$100.96
5	127,987.000	1.23	$1.10	$4.60	$123.39
6	145,235.000	1.13	$1.30	$5.90	$139.34
7	137,527.000	0.95	$1.34	$7.24	$130.29
8	133,049.000	0.97	$1.29	$8.53	$124.52
9	125,088.000	0.94	$1.23	$9.75	$115.34
10	130,490.000	1.04	$1.21	$10.97	$119.52

		Annualized Index Return			2.70%
		Annualized ETN Total Return			1.80%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	100,000.000	1.00	$0.00	$0.00	$100.00
1	120,577.000	1.21	$1.05	$1.05	$119.53
2	129,276.000	1.07	$1.19	$2.23	$127.04
3	120,778.000	0.93	$1.19	$3.42	$117.36
4	98,411.000	0.81	$1.04	$4.46	$93.95
5	62,184.000	0.63	$0.76	$5.23	$56.96
6	56,616.000	0.91	$0.56	$5.79	$50.83
7	76,210.000	1.35	$0.63	$6.42	$69.79
8	70,900.000	0.93	$0.70	$7.12	$63.78
9	94,261.000	1.33	$0.78	$7.90	$86.36
10	134,000.000	1.42	$1.08	$8.99	$125.01

		Annualized Index Return			2.97%
		Annualized ETN Total Return			2.26%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	100,000.000	1.00	$0.00	$0.00	$100.00
1	79,098.000	0.79	$0.85	$0.85	$78.25
2	63,200.000	0.80	$0.68	$1.53	$61.67
3	56,913.000	0.90	$0.57	$2.10	$54.82
4	55,648.000	0.98	$0.53	$2.63	$53.02
5	56,379.000	1.01	$0.53	$3.16	$53.22
6	54,691.000	0.97	$0.53	$3.69	$51.00
7	42,483.000	0.78	$0.46	$4.15	$38.33
8	32,465.000	0.76	$0.36	$4.51	$27.96
9	22,719.000	0.70	$0.26	$4.77	$17.95
10	16,068.000	0.71	$0.18	$4.96	$11.11

		Annualized Index Return			-16.71%
		Annualized ETN Total Return			-19.72%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	100,000.000	1.00	$0.00	$0.00	$100.00
1	105,458.000	1.05	$0.98	$0.98	$104.48
2	93,904.000	0.89	$0.95	$1.92	$91.98
3	65,778.000	0.70	$0.76	$2.68	$63.10
4	64,932.000	0.99	$0.62	$3.30	$61.63
5	46,901.000	0.72	$0.53	$3.83	$43.07
6	40,389.000	0.86	$0.41	$4.25	$36.14
7	35,378.000	0.88	$0.36	$4.61	$30.77
8	20,439.000	0.58	$0.27	$4.87	$15.57
9	18,474.000	0.90	$0.18	$5.06	$13.42
10	15,600.000	0.84	$0.16	$5.22	$10.38

		Annualized Index Return			-16.96%
		Annualized ETN Total Return			-20.27%

RISK FACTORS

The ETNs are unsecured promises of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the S&P 500 TR, the equity securities underlying the S&P 500 TR, the Short-Term VIX TR, the futures contracts underlying the Short-Term VIX TR, or the VIX Index. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of your ETNs. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Index, the higher volatility trends would likely result in a reduced exposure to the equity component of the Index, the S&P 500 TR, when, in fact, an investor would generally benefit from more, not less, exposure to such index. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR when, in fact, an investor would generally benefit from less, not more, exposure to such index. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the ETNs as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components.

The Value of the Index Will Depend Upon the Performance of the S&P 500 TR

While the Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Index will continue to depend, in large part, on the performance of the S&P 500 TR over the term of your ETNs. Even if the Index is successful in dynamically allocating between the equity and volatility components, the value of the Index may fall as a result of a decline in the level of the S&P 500 TR, in particular during periods when the decline in the level of the S&P 500 TR occurs during a period of low market volatility. This is because, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR. Moreover, the volatility hedge component of the Index is limited to a maximum allocation of 40% of the Index, which means that at least 60% of the Index will be exposed to the S&P 500 TR throughout the term of your ETNs (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Index may act to mitigate a portion of the decline of the S&P 500 TR in certain market environments, the effect of such hedge has limitations, and the value of your ETNs can decline, even significantly, if the level of the S&P 500 TR declines over the term of your ETNs.

The Allocation of the Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility

The Index allocates its weightings to the S&P 500 TR and the Short-Term VIX TR based on predetermined rules. The Index rules use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500 and (2) the implied volatility trend by reference to the VIX Index. For more information on realized volatility and implied volatility, see “The Index—Volatility” in this pricing supplement. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the S&P 500 TR and the Short-Term VIX TR in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”.

There can be no assurance that the rules used by the Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under the Index rules require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Index’s realized volatility measure shows an increase in historical volatility while the Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Index’s realized volatility and implied volatility measures do not behave over the term of the ETNs as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components.

Accordingly, there is no assurance that the Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the S&P 500 TR and the Short-Term VIX TR, which may adversely impact the market value of your ETNs and the amount you receive at maturity.

The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal

Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified in “The Index—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component”. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of your ETNs. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%

Although the stop loss feature of the Index is designed to mitigate against losses in the Index by moving the Index into a 100% cash position if the ER Index has lost 2% or more of its value over any five consecutive index business day period, it does not ensure that any losses resulting from a decrease in the value of the Index will be limited to 2%. For example, suppose that on “day t-7” the value of the ER Index is 150,000, on “day t-6” the value of the ER Index is 142,970, on “day t-2” the value of the ER Index is 145,500 and on “day t-1” the value of the ER Index is 144,400. On “day t-1”, a stop loss event would be deemed to have occurred because the value of the ER Index would have fallen by 3% (i.e., 145,500/150,000 – 1) over the immediately preceding five consecutive index business day period. On “day t”, that stop loss event would be deemed to have ended because the value of the ER Index would have increased by approximately 1% (i.e., 144,400/142,970 – 1) over the immediately preceding five consecutive index business day period. Nonetheless, the overall value of the ER Index will have fallen by approximately 3.75% (i.e., 144,400/150,000 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that losses under the Index are limited to 2%.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the value of the Index, the S&P 500 TR and the Short-Term VIX TR and the policies of the CBOE concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the Index, the S&P 500 TR, the Short-Term VIX TR or the VIX Index, respectively, could affect the value of the Index, a Constituent Index or other index used to calculate the Index and, therefore, the amount payable on your ETNs at maturity and the market value of your ETNs prior to maturity.

The index sponsor can add, delete or substitute the equity securities underlying the S&P 500 TR or make other methodological changes that could change the value of the S&P 500 TR. The index sponsor can also add, delete or substitute the futures contracts underlying the Short-Term VIX TR or make other methodological changes that could change the value of the Short-Term VIX TR and the Index. The changing of equity securities included in the S&P 500 TR may affect the S&P 500 TR, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Short-Term VIX TR may affect the performance of the Short-Term VIX TR in similar ways. Any such changes may consequently affect the performance of the Index. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index, the S&P 500 TR or the Short-Term VIX TR. Any of these actions could adversely affect the value of your ETNs. The index sponsor has no obligation to consider your interests in calculating or revising the Index, the S&P 500 TR or the Short-Term VIX TR.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your ETNs. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your ETNs. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your ETNs. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The Index—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)” below.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement.

The Index and the Short-Term VIX TR Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 TR Over the Term of the ETNs

The Index was launched on November 18, 2009. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “The Index—Historical Closing Values of the Index” and “The Index—Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Short-Term VIX TR was created in December 2008, and the index sponsor has published limited information about how the Short-Term VIX TR would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, Short-Term VIX TR and the VIX Index futures that underlie the Short-Term VIX TR are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the ETNs or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index (or any Constituent Index or other index used to calculate the Index) exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this pricing supplement regarding the Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the ETNs.

Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

Changing Prices of the Futures Contracts Included in the Short-Term VIX TR May Result in a Reduced Amount Payable at Maturity

The Short-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Short-Term VIX TR approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the Short-Term VIX TR relative to the unwind price of the relevant Short-Term VIX TR futures contract at the time of hypothetical sale of the contract. The contracts included in the Short-Term VIX TR have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times. Moreover, many of the contracts included in the Short-Term VIX TR have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Short-Term VIX TR and thus the Index underlying your ETNs, and, accordingly, decrease the payment you receive at maturity.

The Short-Term VIX TR May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Short-Term VIX TR is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Short-Term VIX TR may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Short-Term VIX TR, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Even If the Level of the Index at Maturity or Upon Early Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs

Since the investor fee reduces the amount of your return at maturity or upon early redemption, the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year. Therefore, if the Index level does not increase or the increase in the level of the Index is insufficient to offset the negative effect of the investor fee or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Equity Securities or Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index (of which the S&P 500 TR is a version), of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the futures contracts included in the Short-Term VIX ER or in respect of the options used to calculate the level of the VIX Index.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components and Index will affect the market value of the ETNs more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index (of which the S&P 500 TR is a version) and the Short-Term VIX TR, and prevailing market prices of options on the S&P 500® Index (including on the S&P 500 TR), the Short-Term VIX TR, options on the Short-Term VIX TR, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index (including the S&P 500 TR), the Short-Term VIX TR and the VIX Index;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Changes in the Overnight LIBOR Rate and the Treasury Bill Rate of Interest May Affect the Value of the Index and Your ETNs

Because the value of the Index is linked, in part, to (1) the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the USD overnight London Interbank Offered Rate (“Overnight LIBOR”) and (2) the performance of the Short-Term VIX TR, which itself reflects in part the rate of interest that could be earned on reinvestment in the Short-Term VIX TR of the return of the notional value of the Short-Term VIX TR based on a specified Treasury Bill rate, changes in the Overnight LIBOR and/or the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the index components included in the Index to which your ETNs are linked remain constant, an increase in the Overnight LIBOR and the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your ETNs. A decrease in the Overnight LIBOR and the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your ETNs. See “The Index—Calculation of the Index” and “—The Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index TR” for more information.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the S&P 500® Index, the Short-Term VIX TR, the VIX Index or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of those items and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures which are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until early redemption or maturity and whether all or part of the gain you may recognize upon sale, early redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the futures contracts represented in the VIX Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any futures contracts in the VIX Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time an adjustment is made to the Index and each time a futures contract tracked by the Index rolls, (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis and (iii) recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index.

Certain alternative U.S. federal income tax characterizations of the ETNs could also affect non-U.S. holders. For example, amounts paid to non-U.S. holders in respect of the ETNs that are attributable to the dividend component of the Index could, under certain such treatments, be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service could issue guidance that could cause certain other payments made on the ETNs to be subject to U.S. federal income tax withholding.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Supplemental U.S. Federal Income Tax Considerations” below.

THE INDEX

We have derived all information contained in this pricing supplement regarding the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index (the “Index”), the Constituent Indices (as defined below) and certain other indices used to calculate the Index, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index, the Constituent Indices and certain other indices used to calculate the Index, set forth in this pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”).

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Overview

The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). The Index also incorporates a “stop loss” mechanic that shifts the entire value of the Index to an interest-bearing cash investment under certain exceptional circumstances as described herein.

The equity component of the Index is represented by the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the volatility component of the Index is represented by the S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR” and together with the S&P 500 TR, the “Constituent Indices”). The S&P 500 TR is intended to provide a performance benchmark for the U.S. equity markets, and the Short-Term VIX TR seeks to model the return from a daily rolling long position in the first and second month CBOE Volatility Index® (the “VIX Index”) futures contracts. Each of these components is discussed in further detail below.

The Index is calculated on a total return basis because its Constituent Indices are total return indices, specifically the S&P 500 TR and the Short-Term VIX TR, and because the Index is based upon interest accrual on the Short-Term VIX TR at the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day, interest accrual on the allocation to cash at the overnight LIBOR rate and reinvestment of dividend income from the stocks underlying the S&P 500 TR. For more information on the S&P 500 TR and the Short-Term VIX TR, see “—The Constituent Indices”.

The Index allocates weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently. The Index also includes a “stop loss” feature, whereby the Index will move into a 100% cash position if the value of the Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

Publication of Index Values

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVQDTR”.

An “index business day” is any day on which both the S&P 500 TR and Short-Term VIX TR are calculated.

Before describing the Index and the Constituent Indices in detail, we will provide an overview of volatility.

Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

Composition of the Index

The Index is comprised of three components:

1.	Equity, represented by the S&P 500 TR;

2.	Volatility, represented by the Short-Term VIX TR; and

3.	Cash.

Equity and volatility component allocations

On any index business day, t, the Index allocates weightings to the equity and volatility components based on a combination of realized and implied volatility trend decision variables as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis.

Subject to the occurrence of a stop loss event (as described below), the equity and volatility components make up 100% of the notional portfolio included in the Index.

Stop loss feature

As described in further detail below, the Index will allocate into a 100% cash position if the value of the ER Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days. “ER Index” means the S&P 500® Dynamic VEQTORTM Excess Return Index (Bloomberg ticker symbol “SPVQDER <Index>”), as described in “Step 6: Calculate the Value of the ER Index” below. For an example of how the stop loss feature operates, please refer to “—Example of Stop Loss Event Calculation”.

Calculation of the Index

Step 1: Determine the Realized Volatility

On any index business day, t, the Index uses the annualized one-month realized volatility level of the S&P 500® Index (the “S&P 500”) as the indicator of the realized volatility environment, calculated as of the immediately preceding index business day as follows:

where:

RVt-1 =	the annualized one-month realized volatility, calculated as of the immediately preceding index business day; and

SPX =	the S&P 500.

For an illustration of the historical realized volatility environment from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Realized Volatility Environment” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 2: Determine the Implied Volatility Trend

The Index aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of one-month implied volatility. Implied volatility is calculated by reference to the CBOE Volatility Index® (the “VIX Index”).

Determining the implied volatility trend involves three steps: (a) first, calculating the 5-day implied volatility average and the 20-day implied volatility average (each, as defined below), (b) next, evaluating the applicable daily implied volatility trend indicators (as defined below) and (c) finally, using the daily implied volatility trend indicators to determine the implied volatility trend (as defined below).

Part (a): Calculate the 5-day and 20-day implied volatility averages

On any index business day, t,

the “5-day implied volatility average” is equal to:

and the “20-day implied volatility average” is equal to:

where:

5IVt-1 =	the 5-day implied volatility average, calculated as of the immediately preceding index business day;

20IVt-1 =	the 20-day implied volatility average, calculated as of the immediately preceding index business day; and

VIX =	the CBOE Volatility Index®. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices— The S&P 500 Short-Term VIX Futures™ Index ER—CBOE Volatility Index® (VIX)”.

Part (b): Evaluate the applicable daily implied volatility trend indicators

For any index business day, t, the “daily implied volatility trend indicator” is deemed to be “up” (+1) if the 5-day implied volatility average on the immediately preceding index business day is greater than or equal to the 20-day implied volatility average on the immediately preceding index business day, and is deemed to be “down” (-1) if the 5-day implied volatility average on the immediately preceding index business day is less than the 20-day implied volatility average on the immediately preceding index business day. This concept is expressed as follows:

or

where:

DIVTt-1 =	the daily implied volatility trend indicator as of the immediately preceding index business day.

Part (c): Determine the implied volatility trend

An “implied volatility trend” is established if the daily implied volatility trend indicators remain constant for at least 10 consecutive index business days. Therefore, on any index business day, t, the implied volatility trend (IVTt) will exhibit:

An “Uptrend” (+1) if
A “Downtrend” (-1) if

and

“No Trend” (0) if

For an illustration of historical implied volatility trends from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Implied Volatility” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 3: Determine the Target Weightings of the Equity Component and Volatility Component

On each index business day, t, once the realized volatility and the implied volatility trend have been determined for that day, the weightings of each of the equity and volatility components for purposes of calculating the Index will be allocated in accordance with the pre-defined weightings set forth below:

Realized Volatility (RVt-1)	Target Equity Component / Volatility Component Allocation (wteq / wtvol)
	Implied Volatility Downtrend (IVTt-1 = -1)	No Implied Volatility Trend (IVTt-1 = 0)	Implied Volatility Uptrend (IVTt-1 = +1)
Less than 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% ≤ RVt-1 < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20% ≤ RVt-1 < 35%	90% / 10%	85% / 15%	75% / 25%
35% ≤ RVt-1 < 45%	85% / 15%	75% / 25%	60% / 40%
More than 45%	75% / 25%	60% / 40%	60% / 40%

where:

wteq = weight of the S&P 500 TR within the Index;

wtvol = weight of the Short-Term VIX TR within the Index; and

wteq + wtvol = 100%.

Although the allocations to the equity and volatility components of the Index are evaluated daily, changes in allocation may occur less frequently if the realized volatility and/or implied volatility trend on any given index business day, calculated in accordance with Steps 1 and 2, have not changed sufficiently from the prior index business day to require a change in allocation in accordance with the table above.

Step 4: Evaluate Whether a Stop Loss Event Has Occurred

On each index business day, t, the performance of the ER Index over the immediately preceding five index business days (the “5-day return”) is evaluated. The 5-day return for purposes of determining whether a stop-loss event has occurred is based on the closing values of the ER Index because unlike the Index, which is calculated on a total return basis, the ER Index does not reflect the impact of interest accruals. If the 5-day return is equal to or less than -2.0%, as calculated in accordance with the formula set forth below, the Index will be deemed to have experienced a “stop loss event”. Following the occurrence of a stop loss event, 100% of the Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity and volatility components will equal 0%.

On each index business day, t, the 5-day return, expressed as a percentage, is calculated as follows:

5-day return =	Indext-1	–1
Indext-6

where:

Indext-1 =	The closing value of the ER Index on the immediately preceding index business day; and

Indext-6 =	The closing value of the ER Index on the sixth index business day preceding the day on which the 5-day return is calculated.

The stop loss event will terminate once the 5-day return is greater than -2.0% (e.g., -1.9%). The period during which the Index will be in a stop loss position can be as short as one (1) index business day (e.g., if on the following index business day, the 5-day return is greater than -2.0% (e.g., -1.9%)) and no longer than five (5) consecutive index business days (given that five consecutive index business days in a cash position will necessarily result in a 5-day return of 0%). Following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t, in accordance with Steps 1 through 3 above. For an example of how the stop loss feature operates, including how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components, please refer to “—Example of Stop Loss Event Calculation”.

For an illustration of hypothetical equity, volatility and cash allocations from December 2005 to December 2009, calculated in accordance with the rules set forth herein, please see the graph entitled “Hypothetical Equity and Volatility Allocations” in the section entitled “—Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility and Hypothetical Equity and Volatility Allocations” below.

Step 5: Calculate the Value of the Index

Part (a): Calculation of the value of the Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the Index is calculated as follows:

where:

Indext =	the closing value of the Index on day t;

Indext-1 =	the closing value of the Index on the immediately preceding index business day;

EquityTDRt =	the daily return of the equity component, as determined by the following formula:

where:

=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPXT=	The closing level of the S&P 500 TR. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Excess Return Index™ and the S&P 500® Total Return Index™—S&P 500® Total Return Index™” below for a description of the calculation of the S&P 500 TR; and

VolTDRt =	the daily return of the volatility component, as determined by the following formula:

where:

=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSTR =	the closing value of the Short-Term VIX TR.

CashDRt =	Cash Daily Return, calculated based on an overnight deposit rate.

where:

where:

Datet =	the valuation date

Datet-1=	the immediately preceding valuation date

Ratet-1 =	the previous day value of the USD Overnight London Interbank Offered Rate, expressed as a percentage.

The “USD Overnight London Interbank Offered Rate” is the daily measure of the rate at which large banks will lend U.S. dollars to each other in the London market as calculated and published by the British Bankers’ Association. The Bloomberg ticker is US00O/N Index.

Part (b): Calculation of the value of the Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityTDRt) and the volatility component (VolTDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the Index will be shifted into an interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred on the current index business day, t, the closing value of the Index on the immediately following index business day, t+1, will be calculated as follows:

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

Step 6: Calculate the Value of the ER Index for Purposes of Determining Whether a Stop-Loss Event Has Occurred

The ER Index is the excess return version of the Index. The equity component of the ER Index is represented by the S&P 500® Excess Return Index™ (the “S&P 500 ER”) and the volatility component of the ER Index is represented by the S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”). The ER Index is calculated on an excess return basis because its component indices are excess return indices, specifically the S&P 500 ER and the Short-Term VIX ER, and because the cash component of the Index in the event of a stop loss event is not interest bearing.

To calculate the value of the ER Index, Step 1, 2, 3, and 4 above are carried out as in the calculation of the Index, and Step 5 above is replaced by the description below.

Part (a): Calculation of the value of the ER Index assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the value of the ER Index is calculated as follows:

Indext = Indext - 1 * (1 + EquityEDR + VolEDR)

where:
Indext =	the closing value of the ER Index on day t;

Indext-1 =	the closing value of the ER Index on the immediately preceding index business day;

EquityEDRt =	the daily return of the equity component, as determined by the following formula:

where:

	=	weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above);

	SPXEt=	The closing level of the S&P 500 ER on day t. Please see the section entitled “—The Constituent Indices—The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™—S&P 500® Excess Return Index™” below for a description of the calculation of the S&P 500 ER; and

	SPXEt-1=	The closing level of the S&P 500 ER on day t-1, the immediately preceding index business day.

VolEDRt =	the daily return of the volatility component, as determined by the following formula:

where:

=	weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPVXSPt =	the closing value of the Short-Term VIX ER on day t; and

SPVXSP t-1 =	the closing value of the Short-Term VIX ER on day t-1, the immediately preceding index business day.

Part (b): Calculation of the value of the ER Index assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityEDRt) and the volatility component (VolEDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the ER Index will be shifted into a non-interest bearing cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if the index sponsor has determined that a stop loss event has occurred, the closing value of the ER Index on the current index business day, t, will equal the closing value of the ER Index on the immediately following index business day, t+1, as illustrated below:

Index t+1 = Indext * (1 + EquityEDRt+1 + VolEDRt+1 )

Indext+1 = Indext * (1 + 0 + 0)

Indext+1 = Indext

As described in Step 4 above, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day, t. For an example of how the stop loss feature operates, including the re-allocation into the equity and volatility components following the termination of a stop loss event, please refer to “—Example of Stop Loss Event Calculation”.

The Constituent Indices

The S&P 500® Index, the S&P 500® Total Return Index™ and the S&P 500® Excess Return Index™

The following section describes each of the S&P 500® Index (the “S&P 500”), the S&P 500® Total Return Index™ (the “S&P 500 TR”) and the S&P 500® Excess Return Index™ (the “S&P 500 ER”).

S&P 500® Index

The S&P 500® Index (the “S&P 500”) is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The S&P 500 is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “index sponsor”) and is reported by Bloomberg L.P. under the ticker symbol “SPX <Index>”.

Composition of the S&P 500

The index sponsor chooses companies for inclusion in the S&P 500 with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Relevant criteria employed by the index sponsor for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. operating companies and not a closed-end fund, holding company, tracking stock, partnership, investment vehicle or royalty trust). The ten main groups of companies that comprise the S&P 500 include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 to achieve the objectives stated above.

The S&P 500 does not reflect the payment of dividends on the stocks included in the S&P 500.

Computation of the S&P 500

As of September 16, 2005, the index sponsor has used a full float-adjusted formula to calculate the S&P 500. With a float-adjusted index, the share counts used in calculating the S&P 500 will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500 is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflects float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceeds 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500’s calculation. In addition, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares”, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s shares outstanding of 5.0% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.0% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spin-offs) will be made as soon as reasonably possible. Other changes in investable weight factors will be made annually, in September when investable weight factors are reviewed.

As discussed above, the level of the S&P 500 is the quotient of (1) the total float-adjusted market capitalization of the S&P 500’s constituents (i.e.,

the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index levels is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the S&P 500, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500 since the base date. The index divisor is adjusted such that the index level at an instant just prior to a change in base capital equals the index level at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 and do not require adjustments to the index divisor.

Additional information on the S&P 500 is available on the following website:

http://www.standardandpoors.com.

S&P 500® Total Return Index™

The total return version of the S&P 500 Index, the S&P 500® Total Return Index™ (the “S&P 500 TR”), is calculated in the same manner as the S&P 500 described above; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the Index reflects both ordinary and special dividends.

The level of the S&P 500 TR is reported on Bloomberg page “SPXT <Index>”.

S&P 500® Excess Return Index™

The excess return version of the S&P 500 Index, the S&P 500® Excess Return Index™ (the “S&P 500 ER”), is calculated in the same manner as the S&P 500 TR described above; however, the difference between the S&P 500 ER and the S&P 500 TR is that the S&P 500 ER is designed to track an unfunded investment in the S&P 500.

Specifically, the S&P 500 ER calculates the return on an investment in the S&P 500 TR where the investment was made through the use of borrowed funds. Therefore, the return of the S&P 500 ER will be equal to that of the S&P 500 TR minus the associated borrowing costs, which are represented by the overnight LIBOR.

The level of the S&P 500 ER is not currently published.

The S&P 500 Short-Term VIX Futures™ Index TR

The S&P 500 VIX Short-Term Futures™ Index TR (the “Short-Term VIX TR”) seeks to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Short-Term VIX TR is an index composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through (1) an unleveraged investment in those contracts plus (2) the rate of interest that could be earned on the return on the notional value of the Short-Term VIX TR at the specified Treasury Bills rate, which is then reinvested in the Short-Term VIX TR. The Short-Term VIX TR is calculated, maintained and published by Standard & Poor’s Financial Services LLC (the “index sponsor”) and is reported by Bloomberg under the ticker symbol “SPVXSTR”.

The Short-Term VIX TR is a rolling index, which rolls on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Short-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Short-Term VIX TR operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each Short-Term VIX TR index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and the Short-Term VIX TR is a “rolling index”. The constant weighted average maturity for the futures underlying the Short-Term VIX TR is one month.

A “Short-Term VIX TR index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

The S&P 500 Short-Term VIX Futures™ Index ER

The S&P 500 VIX Short-Term Futures™ Index ER (the “Short-Term VIX ER”) is the excess return version of the Short-Term VIX TR, and is calculated in the same manner as the Short-Term VIX TR above; however, the difference between the Short-Term VIX ER and the Short-Term VIX TR is that the performance of the Short-Term VIX ER does not reflect a rate of interest at the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate, whereas that the performance of the Short-Term VIX TR does include such Treasury Bill rate.

The Short-Term VIX ER is calculated, maintained and published by the index sponsor and is reported by Bloomberg under the ticker symbol “SPVXSP”.

A “Short-Term VIX TR index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Futures Markets

The Short-Term VIX TR is composed of one or more futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Short-Term VIX TR are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Short-Term VIX TR

The Short-Term VIX TR measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX TR rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The S&P 500 VIX Short-Term Futures™ Index TR is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of that index, which would then be reinvested at that rate. On any Short-Term VIX TR index business day, t, the Short-Term VIX TR is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt + TBRt)

where:

IndexTRt-1 =	The Short-Term VIX TR on the preceding Short-Term VIX TR index business day.

CDRt =	Contract Daily Return, as determined above in the Short-Term VIX ER calculation.

TBRt =	Treasury Bill Return, as determined by the following formula:

where:

Deltat =	the number of calendar days between the current and previous business days.

TBARt-1 =	the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Short-Term VIX TR is rolling on a continual basis. On the Short-Term VIX TR index business day after the current roll period ends the following roll period will begin. In calculating the total return of the Short-Term VIX TR, the Contract Roll Weights (CRWi,t) of each of the contracts in the Short-Term VIX TR, on a given

Short-Term VIX TR index business day, t, are determined as follows:

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX Index futures holding is sold and an equal notional amount of the second month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of first month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX Index futures contract becomes the new first month VIX Index futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Short-Term VIX TR is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX Index futures were listed. For the purpose of historical Short-Term VIX TR index calculations, the following assumptions have been made in interpolating VIX Index futures contract prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith +2 futures were not listed, the following interpolation has been assumed:

where:

Ti =	Expiration of the ith VIX Index Futures contract; and

BDays =	Number of business days between VIX Futures Expiration Days.

Calculation of the Short-Term VIX ER

The Short-Term VIX ER measures the return from a rolling long position in the first and second month VIX Index futures contracts. The Short-Term VIX ER rolls continuously throughout each month from the first month VIX Index futures contract into the second month VIX Index futures contract. The Short-Term VIX ER is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. On any Short-Term VIX ER index business day, t, the Short-Term VIX ER is calculated as follows:

IndexERt = IndexERt-1 * (1+ CDRt)
where:

IndexERt-1 =	The Short-Term VIX ER on the preceding Short-Term VIX ER index business day.

CDRt =	Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding Short-Term VIX ER index business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Short-Term VIX ER:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Short-Term VIX ER:

where:

CRWi,t =	Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t =	Daily Contract Reference Price of the ith VIX Futures Contract on date t.

Base Date and Launch Date of the Index

The base date for the Index is December 20, 2005 at a base value of 100,000. The launch date for the Index was November 18, 2009 at a value of 201,932.3.

Index Governance

The S&P U.S. Index Committee (the “Index Committee”) maintains the Index. There are eight members of the Index Committee; all are full-time professional members of the index sponsor’s staff. The Index Committee meets monthly. At each meeting, the Index Committee reviews pending corporate actions that may affect Index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index sponsor considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Historical Closing Values of the Index

Since its inception, the Index has experienced fluctuations. Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The historical values do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index or its Constituent Indices will result in holders of the Notes receiving a positive return on their investment.

The Index was launched on November 18, 2009 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from December 30, 2005 to December 31, 2008 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Index has performed from December 31, 2009 onwards.

December 30, 2005	99,121.24
December 29, 2006	113,143.0
December 31, 2007	132,600.4
December 31, 2008	160,829.9
December 31, 2009	198,452.0
December 31, 2010	201,719.4
March 31, 2011	210,664.1

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from December 20, 2005 to November 18, 2009 and the actual performance of the Index from November 18, 2009 to March 31, 2011 relative to the historical performance of the S&P 500 TR.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the behavior of the three indices in different U.S. equity market environments, and also show the hypothetical performance of the Index relative to the historical performance of the S&P 500 TR. Graph 1 is designed to show how the Index would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the Index would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the Index would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009).

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Example of Stop Loss Event Calculation

The following example illustrates the calculation of the Index value from a hypothetical period of index business days from February 25, 2009 to March 9, 2009, showing how this Index would have performed during those dates had it been launched period to that period. The Index values for the February 17, 2009 to February 24, 2009 period are also shown as these values are needed to calculate the 5-day return from February 25, 2009 onwards. The table shows how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components.

Index Business Day	ER Index Value	5- day return Based on ER Index	TR Index Value	Equity Component*	Volatility Component*	Cash Component*
February 17, 2009	137,206.484		155,557.2
February 18, 2009	137,206.484		155,558.6
February 19, 2009	137,206.484		155,559.9
February 20, 2009	137,667.109		156,083.5
February 23, 2009	135,805.453		153,976.5
February 24, 2009	136,929.641		155,252.3
February 25, 2009	135,125.875	-0.20%	153,208.3	75.00%	25.00%	0.00%
February 26, 2009	133,964.125	-1.52%	151,892.3	75.00%	25.00%	0.00%

February 27, 2009	131,862.047	-2.36%	149,510.1	0.00%	0.00%	100.00%
March 2, 2009	131,862.047	-4.22%	149,514.7	0.00%	0.00%	100.00%
March 3, 2009	131,862.047	-2.90%	149,515.9	0.00%	0.00%	100.00%
March 4, 2009	131,862.047	-3.70%	149,517.3	0.00%	0.00%	100.00%
March 5, 2009	131,862.047	-2.42%	149,518.5	0.00%	0.00%	100.00%
March 6, 2009	131,862.047	-1.57%	149,519.9	60.00%	40.00%	0.00%
March 9, 2009	131,810.828	0.00%	149,465.6	60.00%	40.00%	0.00%

*	The weightings of the equity, volatility and cash components at the close of the applicable index business day.

Based on the ER Index levels shown above, the 5-day return on February 27, 2009 is equal to -2.36%, and was calculated as follows:

5-day return2/27/2009	=	IndexER2/6/2009	–7
		IndexER22/19/2009

	=	133,964.125	–1
		137,206.484

	=	-0.0236 or -2.36%

Because such 5-day return of -2.36% on February 27, 2009 is less than -2.0%, a stop loss event is deemed to occur. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the occurrence of a stop loss event, 100% of the Index is shifted into a cash position at the close of that index business day. Therefore, the closing value of the Index on the following index business day, March 2, 2009, is equal to the closing value of the Index on February 27, 2009 plus the interest accrual on the cash component based on Overnight LIBOR.

In this example, this stop loss event terminates on March 6, 2009, when the 5-day return based on the ER Index is greater than -2.0%. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day. Therefore, the allocations to the equity and volatility components change on March 6, 2009, in accordance with the rules set forth in “—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” above, while the closing value of the Index changes only on the following index business day, March 9, 2009.

This example also demonstrates that a stop loss event may only continue for a maximum of five (5) consecutive index business days. This is because if the closing value of the Index remains the same for five consecutive index business days, the 5-day return based on the ER Index on the sixth index business day will necessarily equal 0%.

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied

Volatility Trends and Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to March 2011.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to March 2011 by reference to the VIX Index.

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the Index from December 2005 to March 2011 (dates prior to November 18, 2009 are hypothetical and assume that the Index had already been launched in December 2005).

Source: Based on publicly available Bloomberg data.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into an agreement with Standard & Poor’s Financial Services LLC that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

The index sponsor expressly agrees and acknowledges that the grant of rights to use the Index as a component of the ETNs shall be on an exclusive basis for a two (2) year period commencing on the effective date of the license agreement.

Modifications To The Index

The index sponsor may revise the Index policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “The Index—Index Governance”. The index sponsor may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Index and the Constituent Indices

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of (1) the S&P 500, S&P 500 TR and S&P 500 ER based on (a) the closing prices published by the exchange, or (b) if no closing price is available, the last regular trade reported for each stock before the exchange closed, and (2) the Short-Term VIX TR based on the most recent prior closing futures prices published by the CBOE, and the roll of the Short-Term VIX TR for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term

VIX Futures™ Index ER—Contract Rebalancing”. In the case of the S&P 500, S&P 500 TR and S&P 500 ER, if an exchange fails to open due to unforeseen circumstances, the index sponsor will use the prior day’s closing prices. If all exchanges fail to open, the index sponsor may determine not to publish the S&P 500 and/or S&P 500 TR, or calculate the S&P 500 ER, for that day. In the case of the Short-Term VIX TR, if an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Short-Term VIX TR for that day.

In the case of the Short-Term VIX TR, if an exchange introduces a holiday during the month of a calculation of the Short-Term VIX TR, the Short-Term VIX TR will not be published on that holiday and the roll for that day will be carried to the next Short-Term VIX TR index business day as described above under “The Index—Constituent Indices—The S&P 500 Short-Term VIX Futures™ Index ER—Contract Rebalancing”.

If the index sponsor does not publish the Short-Term VIX TR, S&P 500 and/or S&P 500 TR, and/or does not calculate the S&P 500 ER, the index sponsor may determine not to publish the Index for that day.

Market Disruption and Force Majeure Events Relating to the ETNs

If the Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index, any futures contract underlying the Index and/or the ability to hedge the Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of the Index on any index business day;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500 TR on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500 TR as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500 TR are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the Short-Term VIX TR (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the Short-Term VIX TR or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the Short-Term VIX TR (or the relevant successor index) as a result of which the reported trading prices for the relevant futures contracts on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of the futures contracts on the VIX Index are calculated for purposes of the Short-Term VIX TR (or the relevant successor index) are materially inaccurate;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect the Index, any futures contract underlying the Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500 TR, the Short-Term VIX Index or the VIX Index (or the relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders relating to such options, or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

For the purposes of this section, “relevant exchange” means, with respect to the S&P 500 TR, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500 TR, with respect to the Short-Term VIX TR or any relevant successor index, the primary exchange or market of trading for the relevant futures contracts on the VIX Index (or futures contracts on any successor index) or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index); and an “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Disclaimer

The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC or third party licensors. Neither the index sponsor nor its third party licensors makes any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P 500® Dynamic VEQTORTM (Volatility EQuity Target Return) Total Return Index to track general stock market performance. The index sponsor’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of the index sponsor and the third party licensors and of the Index which is determined, composed and calculated by the index sponsor or its third party licensors without regard to Barclays Bank PLC or the ETNs. The index sponsor and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the ETNs into consideration in determining, composing or calculating the Index. Neither the index sponsor nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs is to be converted into cash. The index sponsor has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER THE INDEX SPONSOR, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. THE INDEX SPONSOR, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL THE INDEX SPONSOR, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Short-Term Futures™”, “S&P 500® Total Return Index™”, “S&P 500® Excess Return Index™” and “S&P 500® Dynamic VEQTORTM” are trademarks of Standard & Poor’s Financial Services LLC. “VIX” is a registered trademark of the CBOE and has been licensed for use by the index sponsor.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index (of which the S&P 500 TR is a version) and the Short-Term VIX TR, and prevailing market prices of options on the S&P 500® Index (including on the S&P 500 TR), the Short-Term VIX TR, options on the Short-Term VIX TR, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index (including the S&P 500 TR), the Short-Term VIX TR and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An intraday “indicative value” meant to approximate the intrinsic economic value of the ETNs will be calculated by NYSE Euronext (“NYSE”) and published by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the following ticker symbols VQT.IV.

In connection with your ETNs, we use the term “indicative value” to refer to the value at a given time determined based on the following equation:

Indicative Value = Closing Indicative Value on the immediately preceding calendar day X Current Index Factor - Current Investor Fee where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Current Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

Current Investor Fee = The most recent daily calculation of the investor fee with respect to your ETNs, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE and Bloomberg L.P. are not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The indicative value will be derived from sources deemed reliable, but NYSE or Bloomberg L.P. and their respective suppliers do not guarantee the correctness or completeness of the indicative value or other information furnished in connection with the ETNs. Neither NYSE nor Bloomberg L.P. makes any warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the indicative value or any data included therein. Neither NYSE nor Bloomberg L.P. makes any express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the indicative value or any data included therein.

Each of NYSE and Bloomberg L.P., and their respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE or Bloomberg L.P., their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Neither NYSE nor Bloomberg L.P. shall be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. Neither NYSE nor

Bloomberg L.P. is responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the indicative value of your ETNs. The actual trading price of the ETNs may be different from their indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Early Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on August 31, 2010, which we refer to as the “inception date”. The ETNs were first issued on September 3, 2010, and each is due on September 8, 2020.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $100.00.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the closing indicative value on the applicable final valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date will equal $100.00. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” on the initial valuation date is equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.95% per year.

An “index business day” is any day on which both the S&P 500® Total Return Index™ and the S&P 500 VIX Short-Term Futures™ Index TR are calculated.

Valuation Date

A valuation date is each business day from August 31, 2010 to August 31, 2020 inclusive (or, if such date is not a trading day, the next succeeding trading day), unless the calculation agent determines that a market disruption event occurs or is continuing on that day in respect of any index component. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days. We refer to August 31, 2010 as the “initial valuation date” and August 31, 2020 as the “final valuation date”.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Early Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

A “redemption date” is the third business day following each valuation date (other than the final valuation date). The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date. In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable daily closing indicative value, facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of the Index on the inception date, any valuation date, the investor fee, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures that are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P

500 TR, the Short-Term VIX TR, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the S&P 500® Index (of which the S&P 500 TR is a version), the Short-Term VIX TR, the VIX Index (including the VIX futures that are used to calculate the Short-Term VIX TR), the put and call options on the S&P 500® Index used to calculate the level of the VIX Index, and the equity securities underlying the S&P 500® Index.

The hedging activity discussed above may have a negative effect on the market value of the ETNs from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. Except for the discussion under the heading “-Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below) and you hold your ETN as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Except for the discussion under the heading “-Non-U.S. Holders” below, this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the ETNs as a pre-paid executory contract with respect to the Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If the ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such a case, you could be required to recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index. Under this alternative treatment, it is also possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the futures contracts represented in the VIX Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark any futures contracts in the VIX Index to market at the end of each taxable year (i.e., recognize gain or loss as if the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time an adjustment is made to the Index and each time a futures contract tracked by the Index rolls, (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis and (iii) recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) currently recognize gain or loss, at least some of which could be short-term capital gain or loss, each time an adjustment is made to the Index and each time a futures contract tracked by the Index rolls, (ii) accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis and (iii) recognize ordinary income in respect of the dividends that you would have received had you made an actual investment in the underlying components of the Index.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss or that you should otherwise be required to accrue interest over the term of your ETNs.

Moreover, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the investor fee.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, there are facts under which you could be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption of your ETNs at a time that is more than one year after the beginning of your holding period.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ETNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Recently Enacted Legislation

Individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (i) the U.S. person’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include any gain recognized upon the sale or maturity of your ETNs, unless such interest is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ETNs.

Non-U.S. holders

The U.S. federal income tax treatment of the ETNs is uncertain, and alternative treatments are possible. Under certain alternative U.S. federal income tax characterizations of the ETNs, amounts attributable to the dividend component of the Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty. It is also possible that the U.S. Internal Revenue Service could issue guidance that could cause certain other payments made on the ETNs to be subject to U.S. federal income tax withholding. If you are non-U.S. holder (as defined in the prospectus supplement), you should consult your tax advisor about these risks and other potential U.S. federal income tax risks associated with owning the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of additional information reporting and the backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barclayscapital.com

Subject: Barclays ETN+ S&P VEQTORTM Exchange Traded Note, Notice of Redemption, CUSIP No. 06740C337

[BODY OF EMAIL]

Name of holder: [                            ]

Number of ETNs to be redeemed: [                            ]

Applicable Valuation Date: [            ], 20[    ]

Contact Name: [                            ]

Telephone #: [                            ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $250,000,000 Global Medium-Term Notes, Series A, Barclays ETN+ S&P VEQTORTM Exchange Traded Notes (the “ETNs”) due September 8, 2020, CUSIP No. 06740C337, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$250,000,000

BARCLAYS BANK PLC

Barclays ETN+ S&P VEQTORTM Exchange Traded Notes

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

May 27, 2011

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated May 27, 2011)